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                                                        Exhibit 17


Subsidiaries of Omnicare, Inc.
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     The following is a list of subsidiaries of the Company as of December 31,
1994. Other subsidiaries which have been omitted from the list would not, when considered in the aggregate, constitute a significant subsidiary. Each of the companies is incorporated under the laws of the state following its name.

     All of the companies listed below are included in the consolidated financial statements of the Company as of December 31, 1994 and were 100% owned at December 31, 1994.


          Anderson Medical Services, Inc. (Delaware, 100%)
          Beeber Pharmacies, Inc. (Ohio, 100%)
          Care Pharmaceutical Services, Inc. (Delaware, 100%)
          D&R Pharmaceutical Services, Inc. (Kentucky, 100%)
          Enloe Drugs, Inc. (Delaware, 100%)
          Evergreen Pharmaceutical East, Inc. (Washington, 100%) Evergreen Pharmaceutical, Inc. (Washington 100%) Evergreen Pharmaceutical Supply, Inc. (Washington, 100%) Freed's Pharmacy, Inc. (Delaware, 100%)
          Home Care Pharmacy, Inc. (Delaware, 100%)
          Home Pharmacy Services, Inc. (Missouri, 100%)
          Interlock Pharmacy Systems, Inc. (Missouri, 100%)
          Langsam Health Services, Inc. (DBA Sequoia
             Health Services) (Delaware, 100%)
          Langsam Medical Products, Inc. (DBA Sequoia
             Medical Products) (Delaware, 100%)
          Lawrence Medical Supply, Inc. (Delaware, 100%)
          LoMed Prescription Services, Inc. (Ohio, 100%)
          OCR Services Corporation (Delaware, 100%)
          Omnicare Holding Company (Delaware, 100%)
          Omnicare Management Company (Delaware, 100%)
          PRN Pharmaceutical Services, Inc. (Delaware, 100%)
          UC Acquisition Corp. (DBA UniCare, Inc.) (Delaware, 100%) Weber Medical Systems, Inc. (Delaware, 100%)
          Westhaven Services Co. (Ohio, 100%)




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